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Magyar Bank Sells $6.3 Million in Real Estate Owned During 2011

New Brunswick, NJ—January 5, 2012—Magyar Bank, the principal subsidiary of Magyar Bancorp, Inc., announced today that in calendar year 2011, the Bank disposed of 9 properties with a carrying value of $6.3 million that were previously held by the Bank as Other Real Estate Owned. Included in this total are 2 properties with a carrying value of $3.2 million which were sold during the Company’s First Quarter of Fiscal Year 2012.

John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp stated, “The sale of these properties is further confirmation that our strategy in addressing non-performing assets is working. In New Jersey, it is not uncommon for the foreclosure process to take 3 years before the Bank can gain control of the property and begin actively selling it. However, our aggressive approach has allowed the Bank to gain control of and dispose of certain properties in a quicker fashion.”

Mr. Fitzgerald added, “We expect this positive momentum in resolution of credit issues to continue in 2012. We currently have contracts of sale for additional properties which we expect to close during this calendar year.”

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in Edison, New Brunswick, North Brunswick, South Brunswick, Branchburg and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083